Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Antero Midstream Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees To Be Paid
Primary Offering:
	Equity	Common Stock		(1)		(2)		(3)		(3)
	Equity	Preferred Stock		(1)		(2)		(3)		(3)
	Debt	Debt Securities		(1)		(2)		(3)		(3)
	Other	Warrants		(1)		(2)		(3)		(3)
	Other	Depositary Shares		(1)		(2)		(3)		(3)
Secondary Offering:
	Equity	Common Stock	457	(c)	145,423,806	(4)		(5)	$1,426,607,537	(5)	0.0000927	$132,247	(6)

		Total Offering Amounts							$1,426,607,537			$132,247
		Total Fees Previously Paid										$0
		Total Fee Offsets										$132,247
		Net Fee Due										$0

(1)	In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of the registration fee for all securities that may be offered in primary offerings by the registrant.

(2)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants and depositary shares as may from time to time be offered hereunder at indeterminate prices. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock, preferred stock and amount of debt securities of Antero Midstream Corporation (the “Registrant”) as may be issued upon conversion of or exchange for preferred stock or debt securities, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. Separate consideration may or may not be received for any of these securities.

(3)	The proposed maximum aggregate offering price will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(4)	Pursuant to Rule 416(a) under the Securities Act, the amount of common stock being registered on behalf of the selling stockholders shall be adjusted to include any additional common stock that may become issuable as a result of any distribution, split, combination or similar transaction.

(5)	The proposed maximum offering price per share of common stock will be determined by the selling stockholders from time to time in connection with, and at the time of, the sale by a selling stockholder of such securities.

(6)	Calculated pursuant to Rule 457(c) of the Securities Act.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims (1)(2)	Antero Midstream Corporation	S-3	333-230230	March 13, 2019		$132,247	Common Stock	Common Stock	Common Stock	$1,775,624,671

(1)	On the date of effectiveness of this registration statement, the Registrant will have terminated or completed any offering that included the unsold securities under the prior registration statement.

(2)	An aggregate of $215,206 of the amount of the registration fee was previously paid in connection with 145,423,806 of unsold securities registered under the prior registration statement. The Registrant is applying $132,247 toward the registration fee for this registration statement in reliance on Rule 457(p).